As filed with the Securities and Exchange Commission on September
14, 1995.

                                     Registration No. 33-61712
=================================================================

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                   ---------------------------


                 POST-EFFECTIVE AMENDMENT NO. 3

                               TO
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                        ELXSI Corporation
     ------------------------------------------------------
     (Exact name of Registrant as specified in its charter)

                            Delaware
     -------------------------------------------------------
                    (State of Incorporation)

                           77-0151523
     -------------------------------------------------------
              (I.R.S. Employer Identification No.)

                  4209 Vineland Road, Suite J-1
                     Orlando, Florida  32811
                          (407) 849-1090
     -------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       Alexander M. Milley
                  4209 Vineland Road, Suite J-1
                     Orlando, Florida  32811
                          (407) 849-1090
     -------------------------------------------------------
 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service of process)

                            Copy to:

                     Dechert Price & Rhoads
                       477 Madison Avenue
                    New York, New York  10022
                Attention:  Claude A. Baum, Esq.
=================================================================

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective as and when the securities being registered on this form are sold.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

=================================================================

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=================================================================

     The purpose of this Post-Effective Amendment No. 3 is to update the Prospectus currently forming a part of the Registration Statement No. 33-61712 in order to (among other things): (i) reflect that certain of the "Selling Securityholders" named in such Prospectus, holding shares of Common Stock registered under such Registration Statement, have sold such shares, and accordingly are no longer "Selling Securityholders" hereunder, (ii) name certain of the persons and entities who acquired certain of those shares as "Selling Securityholders" in the updated Prospectus, and (iii) include certain shares of Common Stock covered by the original Registration Statement filing (filed with the Commission on April 27, 1993) that are held by persons and entities who were named as "Selling Securityholders" in the preliminary prospectus forming part of such filing. Such shares and holders were not included in the definitive Prospectus forming part of such Registration Statement.


=================================================================

PAGE

P R O S P E C T U S


                        ELXSI CORPORATION
                         900,665 SHARES
                               OF
                          COMMON STOCK
                        ($.001 par value)
                ________________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
   ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                 CONTRARY IS A CRIMINAL OFFENSE.

For a discussion of certain factors which should be considered in connection with any purchase of the Shares, see "Risk Factors" at pages 4-7.

                   __________________________

     The 900,665 shares of Common Stock, par value $.001 per share (the "Shares"), of ELXSI Corporation, a Delaware corporation (the "Company"), covered by this Prospectus consist of: (i) 781,903 outstanding Shares beneficially owned by Cadmus Corporation, Continental Illinois Equity Corporation, David M. Doolittle, Thomas R. Druggish, Eliot Kirkland L.L.C., ELX Limited Partnership, Brian E. Kinsman, Kevin P. Lynch or Robert C. Shaw (collectively, the "Selling Securityholders"), and (ii) 118,762 Shares not presently outstanding but issuable upon the exercise of currently exercisable warrants held by Eliot Kirkland L.L.C. See "Selling Securityholders" herein. The Company owns and operates the Bickford's Family Restaurants and Cues. See "The Company" herein. The Company's Common Stock (symbol: "ELXS") is traded in the over-the-counter market and is quoted in the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ").

     The Selling Securityholders have advised the Company that they may offer Shares for sale from time to time in one or more transactions (which may include "block" transactions), in the over-the-counter market, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices (which may be changed). Selling Securityholders may effect such transactions by selling the Shares to or through agents, brokers, dealers or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Shares for whom they may act as agent. Selling Securityholders may also pledge their Shares to banks, brokers or other institutions as security for margin loans or other financial accommodations that may be extended to such Selling Securityholders, and any such pledgee institution may similarly offer, sell and effect transactions in Shares. Each Selling Securityholder (and pledgee) reserves the sole right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents.

     As determined under Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended, the Selling Securityholders beneficially own in the aggregate 1,413,434 shares of Common Stock of the Company, or approximately 26.7% of the outstanding shares of such class (calculated in accordance with Rule 13d-3). If all the Shares were to be sold by the Selling Securityholders to third parties, the Selling Securityholders would beneficially own in the aggregate approximately 9.1% of the outstanding shares of Common Stock (calculated in accordance with Rule 13d-3). Those Selling Securityholders that are identified herein as being entities controlled by Alexander M. Milley, the Chairman, President and Chief Executive Officer of the Company, have informed the Company that it is their intent for the foreseeable future not to sell any of their Shares, but rather to pledge some or all of their Shares as security for margin loans the proceeds of which may be used for (among other things) the purchase of additional shares of Common Stock of the Company. Calculated in accordance with Rule 13d-3, these Selling Securityholders beneficially own 754,139 of the 900,665 Shares covered by this Prospectus. See "Selling Securityholders" and "Plan of Distribution -- Management" herein.

     To the extent required, the specific Shares to be sold, the names of the Selling Securityholders thereof, the purchase price and/or public offering price, the names of any agent, broker, dealer or underwriter, and any applicable discount or commission with respect thereto, will be set forth in an accompanying Prospectus Supplement.

     The Selling Securityholders, any pledgees of Shares and any agents, brokers, dealers or underwriters that participate with any of them in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act of 1933, as amended (the "Securities Act"), and any discounts or commissions received by them and any profit on the resale of the Shares by them, may be deemed to be underwriting discounts or commissions under the Securities Act.

     In order to comply with certain states' securities or "blue sky" laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

     The Registration Statement of which this Prospectus forms a part was first filed by the Company pursuant to registration rights agreements with the Selling Securityholders. Such agreements also provide for the Company to (i) pay certain expenses incurred in connection with the offering hereunder, other than underwriting discounts and commissions, and (ii) indemnify the Selling Securityholders and any "underwriter" within the meaning of the Securities Act against certain liabilities, including liabilities under the Securities Act.


     On September 11, 1995, the per share closing price of the Company's Common Stock as quoted in the NASDAQ National Market
System was $6.625.


                      ----------------------

September __, 1995

PAGE

                       PROSPECTUS SUMMARY

Issuer . . . . . . . . . . .  ELXSI Corporation, a Delaware
                              corporation (the "Company").  The
                              Company's principal businesses are
                              Bickford's Family Restaurants and
                              Cues, both divisions of the
                              Company's wholly-owned subsidiary,
                              ELXSI.

Shares Offered . . . . . . .  Up to 900,665 shares of Common
                              Stock, par value $.001 per share,
                              beneficially owned by the Selling
                              Securityholders named herein

Common Stock outstanding . .  4,792,340 shares (at August 4,
                              1995)

Plan of Distribution . . .  Selling Securityholders may:

                            - offer Shares for sale from time to
                              time in one or more transactions
                              (which may include "block"
                              transactions), in the
                              over-the-counter market, in
                              negotiated transactions or
                              otherwise, or a combination of such
                              methods of sale, at market prices
                              prevailing at the time of sale, at
                              prices related to such prevailing
                              market prices, at negotiated prices
                              or at fixed prices (which may be
                              changed),
                            - so act through agents, brokers,
                              dealers or underwriters, and/or
                            - pledge their Shares to banks,
                              brokers or other institutions as
                              security for margin loans or other
                              financial accommodations that may
                              be extended to such Selling
                              Securityholders, and any such
                              pledgee institution may similarly
                              offer, sell and effect transactions
                              in Shares.

                         Those Selling Securityholders that are
                         entities controlled by the Company's
                         Chairman, President and Chief Executive
                         Officer have informed the Company that
                         it is their intent for the foreseeable
                         future not to sell any of their Shares,
                         but rather to pledge some or all of
                         their Shares as security for margin
                         loans the proceeds of which may be used
                         for (among other things) the purchase of additional shares of Common Stock of the Company. These Selling Securityholders beneficially own 754,139 Shares. See "Selling Securityholders" and "Plan of Distribution -- Management".
PAGE

                          RISK FACTORS

Before purchasing the Shares offered hereby, a prospective investor should consider the specific factors set forth below as well as the other information set forth elsewhere in this Prospectus.

Limited Liquidity

     The Company's Common Stock has not actively traded for more than the past five years and, therefore, purchasers of Shares subsequently wishing to dispose of large amounts thereof may be unable to do so in as short a period of time as desired and may have to hold Shares for a significant period of time. The low trading volume of the Common Stock may have the effect of reducing the market price thereof from the level that may be obtainable in a more liquid market. There can be no assurance that the Common Stock will become more actively traded than at present.

Lack of Dividends

     The Company has not paid dividends on its Common Stock for more than the past five years. The Company intends to reinvest any earnings for use in its business and to finance future growth. Accordingly, the Board of Directors does not anticipate declaring any cash dividends in the foreseeable future.

Limitations on Net Operating Loss and Tax Credit Carryforwards

     The Company had net operating loss carryforwards for federal income tax purposes of approximately $226,000,000 at December 31, 1994, which expire between 1997 and 2005. To the extent available, these carryforwards may be used by the Company to offset income that would otherwise be subject to federal income tax. At December 31, 1994 the Company also had investment tax credit carryforwards of approximately $3,200,000, research and development tax credit carryforwards of approximately $3,300,000 and minimum tax credit carryforwards of approximately $230,000. To the extent available, these credits may be used by the Company to offset federal income tax that would otherwise be payable.
The investment tax credit and research and development tax credit carryforwards expire between 1997 and 2003 (while the minimum tax credits have an unlimited carryforward period).

     The Tax Reform Act of 1986 effected major changes in the federal tax laws. The utilization of the Company's net operating loss and tax credit carryforwards may be impaired or reduced under certain circumstances. Cumulative stock ownership changes of 50% or more over a three-year period may affect these carryforwards and the timing of the utilization of such carryforwards. If the sale of the Shares occurs in a manner that would constitute an ownership change for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, the Company's ability to utilize its net operating loss carryforwards and certain other tax attributes would be materially and adversely affected.

Management Agreement Potential Conflicts of Interest

     The Company is party to a Management Agreement with Cadmus Corporation ("Cadmus"), under which Cadmus currently receives $500,000 per annum in compensation. See "Certain Transactions -- Restructuring". The Management Agreement continues in force until September 30, 1995, and thereafter until terminated by either party with the approval of a majority of its Board of Directors. Alexander M. Milley, Kevin P. Lynch and Robert C. Shaw, three of the five members of the Company's Board of Directors, are officers, directors and/or stockholders of Cadmus.

In addition, Mr. Lynch and Thomas R. Druggish -- both of whom are executive officers of the Company who devote substantial portions of their working time to its affairs and receive no salary from the Company -- as well as Mr. Milley receive salary compensation from Cadmus the funds for which are obtained by Cadmus from its Management Agreement compensation. The Company believes that if Cadmus became unable to compensate Messrs. Lynch, Druggish at Milley at current levels for their services to the Company it would become necessary for the Company to otherwise compensate or further compensate these executive officers in order to retain their services. The Company also believes that if Cadmus did not provide other Management Agreement services to the Company, it would become necessary for the Company to incur the expense of obtaining such services from other sources. One may nevertheless conclude that Messrs. Milley, Lynch, Shaw and Druggish may be deemed to have a conflict of interest that would prevent them from exercising independent judgment in considering, and making determinations with respect to, matters that may arise under the Management Agreement, including whether the Management Agreement should be continued, terminated or amended in lieu of termination.

Voting by Officers, Directors and Related Entities

     The Company's directors, officers and other management personnel, together with the entities who may be deemed to be affiliates of such persons, currently own in the aggregate approximately 21.7% of the outstanding shares of Common Stock of the Company, and would own approximately 28.6% of such shares if all options and warrants currently held by such persons and entities were exercised. As a result, if such persons and entities voted as a bloc with respect to any matter submitted to the stockholders of the Company, including the election of directors, their vote with respect to such matter could significantly affect the outcome of the overall vote on such matter.

BICKFORD'S FAMILY RESTAURANTS

Restaurant Industry Competition

     The restaurant industry is highly competitive with respect to price, service, location and food quality, and there are many well-established competitors with greater financial and other resources than Bickford's, including those with design and operating concepts similar to those of Bickford's. There can be no assurance that the Bickford's concept will not lose its appeal as compared to other restaurant concepts or those that are similar. The principal bases on which the Company's restaurants compete are: restaurant location and atmosphere; quality and price of its food products; and quality and speed of service.
The Company's restaurant business is also subject to the many and varied factors beyond its control that affect any restaurant's operating success, such as: prevailing consumer tastes; local, regional and national economic conditions; demographic trends; local traffic patterns; weather; employee availability; operating costs; and the number, type and location of competing restaurants. Changes in these factors can occur frequently and in combination, and there can be no assurance that the Company will be able to always anticipate and react to changes in these factors in a manner that will avoid material adverse changes in Bickford's operations.

Increases in Food Costs

     Bickford's profitability is dependent, in part, on its ability to anticipate and react to increases in food costs. Various factors, including climatic changes in the grain-, meat- and vegetable-producing areas of the country, may adversely affect the Company's food costs. While in the past management has been able to anticipate and react to increasing food costs through its purchasing practices or menu price adjustments so as to avoid any material adverse effect on Bickford's profitability, there can be no assurance that it will be able to do so in the future.

Operations Concentrated in New England

     All of Bickford's restaurants are located in New England, which in recent years has experienced significant economic downturns and relatively high rates of unemployment. As a result, Bickford's may be affected more by the adverse economic conditions in New England than a restaurant company with sites in many or different geographic areas. There can be no assurance that the economic or employment conditions in New England will improve, or that the Company will expand its restaurant operations outside of New England.

Governmental Regulation

     The restaurant business is subject to extensive state and local government regulations, including those related to the sale of food and alcoholic beverages. Any failure to retain necessary food licenses could materially and adversely affect the operations of the Bickford's restaurants. In addition, restaurant operating costs are affected by increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters, over which Bickford's has no control.

CUES
----

Competition, Open-Bid Contracts

     Competition is intense in the industry in which Cues operates. Approximately 60% of Cues's customers are municipal governments, authorities and agencies, which award contracts through an open-bid process in which, generally speaking, the winning bidder is the provider offering the lowest-price product that satisfies the customer's specifications. However, whether or not a particular bid meets a given set of specifications is often subject to interpretation, and in many cases it can be crucial to Cues's ability to successfully bid on a contract that it help the responsible officials to assess their relevant needs and to determine the product specifications that can meet those needs, in advance of the time that a contract is put out to bid as a consequence of the foregoing, in order to maintain its competitive position Cues must maintain active marketing and customer-monitoring programs and supporting staff. Although Cues believes that it is one of the larger companies operating in its industry, it has many competitors. There can be no assurance that Cues will be able to maintain its present competitive position or that it can continue to successfully compete in its environment. Past operating results of Cues, therefore, are not necessarily indicative of future performance.

Fixed-Price Contracts; Customer Contract Practices

     The competitive bidding process in which Cues participates typically requires a fixed-price contract. As a result of conditions or events that may be unforeseen or uncontrollable by Cues relating to its operations, supplies or other matters, Cues may underestimate the cost of performing one or more of its fixed-priced contracts. In addition, the contracts awarded in Cues's industry may be amended or terminated at the convenience of the municipal government, authority or agency party thereto. Any such underestimation or costs, amendment or termination may result in a reduction in profits or actual loss with respect to particular contracts awarded to Cues, and there can be no assurance that such reductions or losses can be avoided in the future.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a registration statement on Form S-3 (such registration statement, together with all amendments and exhibits thereto, being hereinafter referred to as the "Registration Statement") under the Securities Act for the registration of the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning the provisions of documents filed as exhibits to the Registration Statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.
Copies of the Registration Statement (including exhibits thereto) are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission or may be examined without charge at the offices of the Commission.

             INCORPORATION OF DOCUMENTS BY REFERENCE


     The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the
Commission: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (including the portions of the Company's Proxy Statement dated April 14, 1995 incorporated by reference into Part III of such Form 10-K), as amended by the Company's Form 10-K/A Amendment No. 1 thereto dated August 24, 1995 and Form 10-K/A Amendment No. 2 thereto dated September 13, 1995; (2) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995; (3) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995; and (4) the Company's Current Report on Form 8-K dated July 18, 1995.


     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed incorporated by reference into this Prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents and information which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests are to be addressed to ELXSI Corporation, 4209 Vineland Road, Suite J-1, Orlando, Florida 32811, Attention: Thomas R. Druggish, Secretary (Tel. No. (407) 849-1090).

                           THE COMPANY

     ELXSI Corporation, a Delaware corporation, is the issuer and registrant of the Shares covered hereby. The Company's principal executive offices are located at 4209 Vineland Road, Suite J-1, Orlando, Florida 32811 (Tel. No. (407) 849-1090).

     The Company's principal businesses, Bickford's Family
Restaurants ("Bickford's") and Cues ("Cues"), are divisions of the Company's wholly-owned subsidiary, ELXSI, a California corporation. All references to the "Company" in this Prospectus include ELXSI Corporation and its wholly-owned subsidiary, ELXSI.

     Bickford's, which accounted for approximately 70% of the Company's revenues during 1994, operates family-oriented restaurants in New England under the Bickford's(R) and (in the case of one restaurant) Howard Johnson's(R) names. Featuring a breakfast menu available throughout the day, the restaurants appeal to customers who are interested in a casual, low- to moderately- priced meal served at the customer's table.
Breakfast items and coffee typically account for approximately 75% of Bickford's total food sales. The restaurants appeal to a wide variety of customers, but generally cater to senior citizens and families which are attracted to quality, moderately-priced meals. Due to the limited geographical area from which each restaurant draws customers (most from within a five-mile radius), repeat business is extremely important and accounts for a majority of the restaurants' sales.

     Cues, which accounted for approximately 30% of the Company's revenues during 1994, manufactures systems which utilize remote control television and sealing equipment to inspect and repair leaking joints and small fractures in underground sewer lines. Cues installs its systems in specially designed trucks and vans which are sold as mobile units. Cues also provides product servicing and replacement parts for its customers and distributes chemical grout sealants used in connection with its sealing equipment. The principal customers of Cues are municipalities and contractors engaged in sewer inspection and repair. Cues is not engaged in the service business of maintaining and repairing sewer lines.

                         USE OF PROCEEDS

     The Shares are being offered for the account of the Selling
Securityholders. The Company will receive no part of the proceeds of this offering.

                     SELLING SECURITYHOLDERS

     The following table sets forth the name of each Selling Securityholder and, for each Selling Securityholder and all of them as a group, the number and percentage of shares of Common Stock of the Company beneficially owned, the number of Shares registered hereunder, and the number and percentage of shares of Common Stock of the Company beneficially owned assuming that all such Shares are sold to third parties.

                                        Shares of Common Stock
     Name of                               Beneficially Owned
Selling Securityholder                Prior to the Offering(1)
----------------------             -----------------------------
                                   Number              Percent
                                   ------              -------

Cadmus Corporation(3) . . . .      169,147(4)             3.5%
Continental Illinois
 Equity Corporation . . . . .      462,262(5)(6)          9.2%
David M. Doolittle(7) . . . .       25,900(4)(8)          0.5%
Thomas R. Druggish(7) . . . .       37,582(4)(8)          0.8%
Eliot Kirkland L.L.C.(3). . .      215,109(9)             4.4%
ELX Limited Partnership(3). .      480,000(4)(6)         10.0%
Brian E. Kinsman(7) . . . . .        6,294                0.1%
Kevin P. Lynch(7) . . . . . .       65,497(4)(8)          1.4%
Robert C. Shaw(7) . . . . . .       61,843(8)             1.3%
All Selling Securityholders
    as a Group  . . . . . . .    1,413,434(4)(5)         26.7%
                                          (6)(9)

                                                    Number of
     Name of                                         Shares
Selling Securityholder                             Registered
----------------------                            ------------
Cadmus Corporation(3) . . . .                     105,354(4)
Continental Illinois
 Equity Corporation . . . . .                     220,400(6)
David M. Doolittle(7) . . . .                         600(4)
Thomas R. Druggish(7) . . . .                       3,782(4)
Eliot Kirkland L.L.C.(3). . .                     168,785(9)
ELX Limited Partnership(3). .                     480,000(4)(6)
Brian E. Kinsman(7) . . . . .                       6,294
Kevin P. Lynch(7) . . . . . .                       6,307(4)
Robert C. Shaw(7) . . . . . .                      19,343
All Selling Securityholders
    as a Group  . . . . . . .                900,665(4)(6)(9)

                                        Shares of Common Stock
     Name of                               Beneficially Owned
Selling Securityholder                After the Offering(1)(2)
----------------------             -----------------------------
                                   Number              Percent
                                   ------              -------

Cadmus Corporation(3) . . . .       63,793                1.3%
Continental Illinois
 Equity Corporation . . . . .      241,862(5)             4.8%
David M. Doolittle(7) . . . .       25,300(8)             0.5%
Thomas R. Druggish(7) . . . .       33,800(8)             0.7%
Eliot Kirkland L.L.C.(3). . .        5,000                0.1%
ELX Limited Partnership(3). .         ---                 ---
Brian E. Kinsman(7) . . . . .         ---                 ---
Kevin P. Lynch(7) . . . . . .       59,190(8)             1.2%
Robert C. Shaw(7) . . . . . .       42,500(8)             0.9%
All Selling Securityholders
    as a Group  . . . . . . .      512,769(5)(8)          9.1%


---------------------
(1) All numbers and percentages are calculated in accordance with Rule 13d-3.
(2) Assumes that all Shares registered hereunder are sold by the Selling Stockholders to third parties. There can be no assurance that this will occur (see, e.g., "Plan of Distribution - Management") or that Selling Securityholders will not buy or sell other shares of Common Stock.
(3) Cadmus Corporation ("Cadmus") is a privately-held company engaged in the investment and management consulting business. Cadmus is controlled by Milley Management Incorporated ("MMI"), one of its stockholders, and Alexander
     M. Milley (the Chairman, President and Chief Executive Officer of the Company), its Chairman and President. Mr. Milley is also the sole director and President and a stockholder of MMI, the sole manager of Eliot Kirkland L.L.C. ("Kirkland") and the sole general partner of ELX Limited Partnership ("ELX"), and as such may control such entities. Mr. Milley beneficially owns (as determined under Rule 13d-3) 961,756 shares of Common Stock, of which: (i) 20,000 are outstanding shares held directly by Mr. Milley;
     (ii) 77,500 are purchasable upon exercise of options exercisable within 60 days granted by the Company to Mr. Milley; (iii) 215,109 are beneficially owned by Kirkland (see footnote (9) below); (iv) 480,000 are beneficially owned by ELX (see footnote (6) below); and (v) 169,147 are beneficially owned by Cadmus.
(4) Includes the following number of Shares registered under the original Registration Statement that were subsequently purchased from one or more of The Airlie Group, L.P. ("Airlie"), Alta II, Gallion Limited, Gallion L.P. Company and Golden Coins N.V.: 87,273 Shares held by Cadmus; 600 Shares held by Mr. Doolittle; 1,400 Shares held by Mr. Druggish; 369,800 Shares held by ELX; and 2,000 Shares held by Mr. Lynch.
(5) Includes 241,862 shares of Common Stock issuable upon conversion of shares of Preferred Stock that is issuable upon exercise of warrants that were issued by the Company to Continental Illinois Equity Corporation ("CIEC").
(6) Includes 110,200 Shares subject to an option to purchase granted by CIEC to ELX.
(7) Mr. Doolittle is an officer of ELXSI (the Company's wholly-owned subsidiary), an officer and director of Cadmus and an officer of MMI and Kirkland; Mr. Druggish is an officer of the Company, Cadmus and Kirkland; Mr. Lynch is an officer and director of the Company; and Mr. Shaw is an officer and director of the Company and a director of Cadmus. Each of the indicated individuals are also limited partners of ELX.
(8) Includes the following number of shares of Common Stock purchasable upon exercise of options exercisable within 60 days granted by the Company to the following persons: Mr. Doolittle, 22,500; Mr. Druggish, 28,100; Mr. Lynch, 57,500; and Mr. Shaw, 42,500.
(9) Includes 118,762 Shares issuable upon exercise of currently exercisable warrants held by Kirkland, of which 50,000 Shares were registered under the original Registration Statement; the warrants with respect to such Shares were subsequently purchased from Airlie.


                      CERTAIN TRANSACTIONS

Restructuring

   In September 1989 and January 1990, the Company entered into Stock and Note Purchase Agreements (the "Restructuring Agreements") with The Airlie Group, L.P. ("Airlie"), Continental Illinois Equity Corporation ("CIEC") and Milley & Company ("M&C"). Milley Management Incorporated ("MMI"), a private investment and management consulting firm of which Alexander M. Milley is the sole director and President and a stockholder, is the successor by merger to M&C (and M&C (or MMI), Airlie and CIEC are collectively referred to herein as the "Buyers"). Under the Restructuring Agreements, the Company initially sold for an aggregate purchase price of $5,000,000: (i) to Airlie, 960,000 shares of the Company's Common Stock, seven-year Series A Warrants to purchase an additional 1,053,500 shares of the Company's Common Stock at an exercise price of $3.125 per share, and $1,750,000 principal amount of the Company's ten-year 15% senior subordinated notes (the "15% Notes"); and (ii) to M&C, seven-year Series A Warrants to purchase 150,500 shares of Common Stock at an exercise price of $3.125 per share and $250,000 principal amount 15% Notes. In January 1990, CIEC purchased from Airlie 220,400 of its shares of Common Stock and $401,765 principal amount of the 15% Notes. In addition, the Company and Airlie agreed the Series A Warrants previously acquired by Airlie would be exchanged for new warrants, some Series A Warrants exercisable for 811,638 shares of Common Stock and the others Series B Warrants exercisable for 604,656 shares of the Company's Series A Non-Voting Convertible Preferred Stock (the "Series A Preferred Stock"). If and when issued, the Series A Preferred Stock will be convertible under certain specified conditions into 241,862 shares of the Company's Common Stock. The Series A Preferred Stock will carry a liquidation preference of $0.01 per share and will be non-voting, except as otherwise required by law. Following the issuance of such new Series A and Series B Warrants, the latter were sold by Airlie to CIEC. These transactions under the Restructuring Agreements resulted in the Buyers acquiring, in the aggregate, approximately 38% (and on a fully diluted basis) of the Company's Common Stock at the time.*

   In connection with the foregoing transactions, Airlie and CIEC granted to ELX Limited Partnership ("ELX"), of which Mr. Milley is the sole general partner, seven-year options to purchase from Airlie up to 369,800 shares and from CIEC up to 110,200 shares of the Company's Common Stock at a price of $3.125 per share. In addition, Airlie, CIEC, and M&C agreed to purchase, upon any request therefor made by the Company, $3,370,588, $1,004,412 and $625,000, respectively, additional principal amount of ten-year senior subordinated notes of the Company substantially the same as the 15% Notes, except as to interest rates (the "Additional Debt Commitment"). On June 27, 1991, pursuant to such a request in connection with the Bickford's acquisition, Airlie, CIEC and M&C purchased $1,685,293.75, $502,206.25, and $312,500.00, respectively, of the Company's ten-year 14.5% senior subordinated notes ("14.5% Notes").

   In connection with the Restructuring Agreements, the Company and the Buyers entered into a registration rights agreement (the "1990 Registration Rights Agreement"), granting the Buyers certain demand and incidental rights to cause the Company to register under the Securities Act, the shares of Common Stock, warrants, and shares issuable upon exercise of the warrants purchased by them under the Restructuring Agreements. Under the 1990 Registration Rights Agreement, the Company (i) is required to bear all expenses of any such requested or incidental registrations other than underwriting discounts and commissions applicable to the securities included in the registration, and

------------------------
* Common Stock share numbers in this paragraph and elsewhere in this "Certain Transactions" section are adjusted for the 1-for-25 reverse stock split effected in May 1992.
PAGE

(ii) made customary indemnification agreements in favor of the Buyers with respect to registration statements filed thereunder.

   Also in connection with the Restructuring Agreements, the Company entered into a Management Agreement, dated September 25, 1989 (the "Management Agreement") with Winchester National, Inc. ("Winchester"), a private investment and management consulting firm of which Mr. Milley is the President. In July 1991, the Company transferred its rights and duties under the Management Agreement to ELXSI, its wholly-owned subsidiary, and Winchester transferred its rights and duties under the Management Agreement to MMI, of which Mr. Milley is the sole director, President and majority stockholder. In 1992 ELXSI renewed the Management Agreement on substantially the same terms. On January 1, 1994, MMI assigned its rights under the Management Agreement to Cadmus, which is controlled by MMI (one of its stockholders) and Mr. Milley and of which other officers and directors of the Company are officers, directors and/or stockholders. The Management Agreement provides for Cadmus to receive, for management services rendered, compensation of $500,000 per year commencing as soon as the Company had operating income (as defined therein) of $1,250,000 for a fiscal quarter, plus reimbursement for reasonable expenses. The services rendered include participating actively in the management and operation of the Company, including through the provision of the services of (and the payment of all or a significant portion of the salary compensation of) Messrs. Milley, Lynch and Druggish, each of whom is an executive officer and/or director of the Company. Specific services performed include the ongoing evaluation of management, preparing and reviewing division operating budgets and plans, evaluating new restaurant locations, divesting under-performing assets, negotiating environmental matters, negotiating with lenders, evaluating financing options, complying with public reporting requirements, communicating with shareholders, negotiating and arranging insurance programs, monitoring tax compliance, evaluating and approving capital spending, preparing market research, developing and improving management reporting systems, surfacing and evaluating acquisitions, etc. In addition, Cadmus provides the Company with general administrative services at an annual charge of approximately $36,000.

Cues Acquisition

   On October 30, 1992, ELXSI completed the acquisition of the business and operations of Cues. The acquisition was effected through a merger first of the Cues corporate entity, Cues, Inc., into its parent corporation, Holdingcues, Inc., followed by a merger (the "Cues Merger") of Holdingcues, Inc. into ELXSI. In consideration of the Cues Merger the Company issued to Cadmus, the prior owner of Holdingcues, Inc. and Cues, Inc., 751,000 shares of the Company's Common Stock (the "Merger Shares") and Series C Warrants to purchase 68,762 shares of the Company's Common Stock at $4.36 per share expiring January 31, 1997. At the time of the Cues Merger: (i) MMI owned approximately 6.7% of the outstanding shares of Cadmus and a warrant to purchase shares of Cadmus representing (on a fully-diluted basis) approximately 8.4% of its capital stock (the "Cadmus Warrant"); (ii) Robert C. Shaw (an officer and director of the Company) owned approximately 2.6% of the outstanding shares of Cadmus; (iii) Kevin P. Lynch (an officer and director of the Company) owned approximately 0.4% of the outstanding shares of Cadmus; (iv) Thomas R. Druggish (and officer of the Company) owned approximately 0.3% of the outstanding shares of Cadmus; and (v) Airlie owned approximately 4.3% of the outstanding shares of Cadmus. The consideration paid for the Cues Merger was arrived at through arm's-length negotiations conducted by an outside director of the Company and a director of Cadmus with no affiliation with the Company.

   In connection with its disposition of Holdingcues, Inc. and Cues, Inc.: (i) Cadmus and its stockholders entered into an exchange agreement providing for the exchange of a portion of their Cadmus shares and the Cadmus Warrant for 750,000 of the Merger Shares and the Series C Warrants. In accordance with such exchange agreement: (i) MMI received 50,023 shares of the Company's Common Stock and the Series C Warrants; (ii) Mr. Shaw received 19,343 shares of the Company's Common Stock; (iii) Mr. Lynch received 3,307 shares of the Company's Common Stock; (iv) Mr. Druggish received 2,222 shares of the Company's Common Stock;
(v) Airlie received 35,163 shares of the Company's Common Stock; and (vi) Mr. Kinsman received 13,294 shares of the Company's Common Stock.

   As part of the foregoing transactions, the Company and Cadmus entered into a registration rights agreement (the "1992 Registration Rights Agreement"), granting Cadmus certain demand and incidental rights to cause the Company to register the Merger Shares and shares issuable under the Series C Warrants generally under the Securities Act until September 30, 1994. These rights were transferred to Cadmus's shareholders in connection with the exchange. The 1992 Registration Rights Agreement contains expenses and indemnification agreements similar to those in the 1990 Registration Rights Agreement.

   At the time of the Cues Merger, Cues, Inc. had outstanding to Cadmus an intercompany payable in the amount of approximately $4,211,000, equal to the amount of Cadmus borrowings outstanding under a loan agreement with Continental Bank N.A. (now, Bank of America Illinois). In connection with the Cues Merger (i) ELXSI's loan agreement with Bank of America Illinois was amended to increase the credit available thereunder to $12,000,000 plus up to an additional $3,000,000 based on the value of eligible inventory and accounts receivable and (ii) ELXSI paid, with the proceeds of a borrowing under such amended loan agreement, that intercompany payable. Cadmus then applied such proceeds to pay-off its loan agreement obligations.

Securities Purchases

   In May 1994, the Company purchased all of the $250,000 of 15%
Notes and $312,500 of 14.5% Notes held by MMI, at their face value. MMI waived all applicable prepayment penalties in connection therewith.

   On December 8, 1994 the Company purchased from Airlie, at the time its largest stockholder (i) 354,963 shares of Company Common Stock at a price of $5.25 per share, (ii) 761,638 Series A Warrants at a price of $2.125 per share (being the difference between $5.25 and the exercise price per share of such Warrants),
(iii) $2,533,528.75 principal amount of the Company's 15% Notes and 14.5% Notes at par. In connection with and at the time of this transaction, ELX exercised its option to purchase 369,800 shares of Common Stock from Airlie. Financing of the exercise price, $1,155,625, was provided by a three-year loan made by the Company at an interest rate equal to the cost of such funds to the Company plus 0.5%. Such funds were originally obtained through borrowings under ELXSI's credit agreement with Bank of America Illinois. That agreement provides for borrowings at rates based upon the bank's publicly announced "reference rate", which rates adjust from time to time upon changes in such reference rate. At August 17, 1995, the interest rate applicable to the Company loan to ELX was 10.5%. No principle repayments are required under the terms of such loan (absent an event of default) until the third-year maturity date, and the entire principal amount plus accrued interest is outstanding at this date.

   Also in connection with and at the time of the Airlie transaction, Cadmus purchased from Airlie 50,000 shares of Company Common Stock at a price of $5.25 per share. The source of funds for this purchase included a prepayment of a $125,000
14.5% Note previously acquired by Cadmus from Airlie.

                  DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 165,000,000 shares of capital stock, 160,000,000 of such shares being Common Stock, par value $.001 per share, and 5,000,000 of such shares being preferred stock, par value $.002 per share ("Preferred Stock"). At August 4, 1995, there were outstanding 4,792,340 shares of Common Stock and no shares of Preferred Stock. The Company has granted to directors, officers and employees options to purchase 464,900 shares of Common Stock.


   The Company's Certificate of Incorporation authorizes the Company's Board of Directors to provide for the issuance, from time to time, of Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. Because the Board of Directors has the power to establish the preferences and rights of the shares of each series of Preferred Stock, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock, which could adversely affect the rights, including voting rights, of holders of Common Stock. The Company has authorized the issuance of 604,656 shares of Series A Non-Voting Convertible Preferred Stock, par value $.002 per share. If and when issued, the Series A Preferred Stock will be convertible under certain specified conditions into 241,862 shares of the Company's Common Stock. The Series A Preferred Stock will carry a liquidation preference of $.01 per share and will be non-voting, except as otherwise required by law.



   Subject to the rights of holders of Preferred Stock, holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, to share ratably in the assets of the Company legally available for distribution to holders of Common Stock in the event of liquidation and to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock, including the 781,903 outstanding shares that may be sold by the Selling Securityholders in the offering made hereby, are validly issued, fully paid and non-assessable. The 118,762 shares of Common Stock that may be sold by Kirkland (which are issuable upon exercise of outstanding warrants) will, when delivered upon exercise of such warrants in accordance with their terms, be validly issued, fully paid and non-assessable.


   The transfer agent and registrar for the Company's Common
Stock is Continental Stock Transfer & Trust Company.

                      PLAN OF DISTRIBUTION

   The Selling Securityholders have advised the Company that they may offer the Shares for sale from time to time in one or more transactions (which may include "block" transactions), in the over-the-counter market, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices (which may be changed). Selling Securityholders may effect such transactions by selling the Shares to or through agents, brokers, dealers or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Shares for whom they may act as agent. Selling Securityholders may also pledge their Shares to banks, brokers or other institutions as security for margin loans or other financial accommodations that may be extended to such Selling Securityholders, and any such pledgee institution may similarly offer, sell and effect transactions in Shares. Each Selling Securityholder (and pledgee) reserves the sole right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents.

   To the extent required, the specific Shares to be sold, the names of the Selling Securityholders thereof, the purchase price and/or public offering price, the names of any agent, broker, dealer or underwriter, and any applicable discount or commission with respect thereto, will be set forth in an accompanying Prospectus Supplement.

   The Selling Securityholders, any pledgees and any agents, brokers, dealers or underwriters that participate with any of them in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any discounts or commissions received by them and any profit on the resale of the Shares by them, may be deemed to be underwriting discounts or commissions under the Securities Act.

   In order to comply with certain states' securities or "blue sky" laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

   The Registration Statement of which this Prospectus forms a part was filed by the Company pursuant to registration rights agreements with the Selling Securityholders. Under such agreements, the Company has agreed to have such Registration Statement declared effective and to use its best efforts to keep it effective for such period as may be reasonably necessary to effect the sale of the Shares, subject to certain limitations. Such agreements also provide for the Company to (i) pay certain expenses incurred in connection with the offering hereunder, other than underwriting discounts and commissions, and (ii) indemnify the Selling Securityholders and any "underwriter" within the meaning of the Securities Act against certain liabilities, including liabilities under the Securities Act.

Management

   Cadmus Corporation, Eliot Kirkland L.L.C. and ELX Limited Partnership, each of which is a Selling Securityholder controlled by Alexander M. Milley, the Chairman, President and Chief Executive Officer of the Company, have informed the Company that it is their intent for the foreseeable future not to sell any of their Shares, but rather to pledge some or all of their Shares as security for margin loans the proceeds of which may be used for (among other things) the purchase of additional shares of Common Stock of the Company. See "Selling Securityholders".

                          LEGAL MATTERS

   Certain legal matters with respect to the Shares have been passed upon for the Company by Messrs. Dechert Price & Rhoads,
477 Madison Avenue, New York, New York 10022.

                             EXPERTS

   The consolidated financial statements incorporated in this Registration Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PAGE

              [This page intentionally left blank]


PAGE

   No dealer, salesman or other
person has been authorized to
give any information or to make
any representations, other than
those contained in this
Prospectus, in connection with
the offering made by this
Prospectus, and information or               ELXSI CORPORATION
representations not contained
herein, if given or made, must
not be relied upon as having                   900,665 SHARES
been authorized.  This                               OF
Prospectus and any supplement                  COMMON STOCK
hereto does not constitute an                ($.001 par value)
offer to sell, or a
solicitation of an offer to
buy, any of the securities
offered hereby in any
jurisdiction in which, or to
any person to whom, such offer
or solicitation may not
lawfully be made.  Neither the
delivery of this Prospectus or
any supplement hereto nor any
sales made hereunder or
thereunder shall under any
circumstances create any
implication that the
information contained herein or
therein is correct as of any
time subsequent to their
respective dates.
     _____________________

       Table of Contents

                          Page                    ______________
                          ----
                                                    PROSPECTUS
Prospectus Summary . . . . .3
Risk Factors . . . . . . . .4                  September__, 1995
Available Information. . . .7
Incorporation of Documents by                     ______________
  Reference. . . . . . . . .8
The Company  . . . . . . . .8
Use of Proceeds. . . . . . .9
Selling Securityholders. . .9
Certain Transactions . . . 10
Description of Capital Stock14
Plan of Distribution . . . 14
Legal Matters. . . . . . . 16
Experts. . . . . . . . . . 16

PAGE

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     With the exception of underwriting discounts and commissions which are to be borne by the Selling Securityholders, all expenses of issuance and distribution of the Shares, the SEC Registration Fee, any NASD filing fees, and fees and expenses of counsel and the accountants for the Registrant are to be paid by the Company. The following itemized list is an estimate of such expenses:

     SEC Registration Fee. . . . . . . . . . . . .    $ 4,071.73
     NASD Filing Fee . . . . . . . . . . . . . . .          0.00
     Legal Fees and Expenses . . . . . . . . . . .     10,000.00
     Accounting Fees and Expenses  . . . . . . . .        500.00
     Fees and Expenses of the Transfer Agent . . .          0.00
     Blue Sky Fees and Expenses  . . . . . . . . .      1,000.00
     Miscellaneous . . . . . . . . . . . . . . . .        250.00
                                                      ----------
                                        Total:        $15,821.73
                                                      ==========

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     As provided in Article XI of the Registrant's By-Laws, the Registrant shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify all non-employee directors. The Registrant shall have the power to indemnify its officers, employees, and other agents as set forth in the Delaware General Corporation Law. The Registrant has obtained a directors and officers liability insurance policy which insures such persons against loss arising from certain claims made by reason of their being directors or officers of the Registrant.

     Reference is made to the Registration Rights Agreement dated as of October 16, 1992 filed as Exhibit (4)(b) hereto, whereby each Holder thereunder agrees to indemnify and hold harmless severally and not jointly the Registrant, each of its directors and officers, employees, agents and each person, if any, who "controls" the Registrant within the meaning of the Securities Act against all losses, claims, damages, liabilities and expenses to which the Registrant or any of such persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses arise out of or are based upon an untrue or allegedly untrue statement of any material fact contained in any registration statement (including this Registration Statement), or any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by such Holder to the Registrant specifically for inclusion in such registration statement; provided, however, that the obligations of each such Holder shall be limited to an amount equal to the net proceeds received by such Holder upon sale of its Shares.

     Reference is made to the Amended and Restated Registration Rights Agreement dated as of January 23, 1990 by and among the Registrant, The Airlie Group, L.P., Milley & Company and CIEC (each of The Airlie Group, L.P., Milley & Company and CIEC, an "Indemnifying Party") filed as Exhibit (4)(c) hereto, whereby each Indemnifying Party agrees to indemnify and hold harmless the Registrant, each of its directors and officers, and each person, if any, who controls the Registrant within the meaning of the Securities Act, against all losses, claims, damages or liabilities to which the Registrant or any such director or officer or controlling person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement of any material fact contained in any registration statement (including this Registration Statement), prospectus or any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Registrant by or on behalf of such Indemnifying Party, its partners, officers, directors, underwriters or controlling persons, with respect to itself and its Shares, for use in the preparation thereof; and subject to Section 4(c) of such Registration Rights Agreement, such Indemnifying Party shall reimburse the Registrant for any legal or other expenses reasonably incurred by the Registrant or any such director or officer or controlling person in connection with investigating or defending against any such loss, claim, damage, liability or action; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of the Indemnifying Party, to an amount equal to the net proceeds actually received by such Indemnifying Party from the sale of its Shares.

Item 16.  Exhibits.
          --------

Exhibit No.    Description
-----------    -----------

(4)(a)*        Form of certificate of Common Stock, par value
               $.001 per share, of the Registrant.

(4)(b) Registration Rights Agreement dated as of October 16, 1992 among the Selling Security-holders (other than CIEC), Cadmus Corporation and the Registrant. (Incorporated herein by reference to Exhibit 4.6 of the Registrant's Current Report on Form 8-K filed November 13, 1992 (File No. 0-11877)).

(4)(c) Amended and Restated Registration Rights Agreement dated as of January 23, 1990 among The Airlie Group, L.P., Milley & Company, CIEC and the Registrant. (Incorporated herein by reference to Exhibit 4.7 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (File No. 0-11877)).

(5)*           Opinion of Messrs. Dechert Price & Rhoads.


(23)(a)+ The consent of Price Waterhouse LLP, independent accountants.

(23)(b)* The consent of Dechert Price & Rhoads is contained in their opinion filed as Exhibit (5) to this Registration Statement.

(99)(a)*       Consolidated Financial Statements of the
               Registrant and its Subsidiaries required for its Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (as filed in the Registrant's Form 10-K/A Amendment No. 1 thereto dated June 28, 1993).

(99)(b)* Consolidated Financial Statements of the Registrant and its Subsidiaries required for its Quarterly Report on Form 10-Q for the quarterly period year ended March 31, 1993 (as filed in the Registrant's Form 10-Q/A Amendment No. 1 thereto dated June 28, 1993).

(99)(c)* Consolidated Financial Statements of Holdingcues, Inc. and Subsidiaries for the ten-month period from January 1, 1992 to October 30, 1992 (as filed in the Registrant's Form 8-K/A Amendment No. 2 thereto dated July 2, 1993)

___________________

* Previously filed

+ Filed herewith



Item 17.  Undertakings.
          ------------

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.); and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

PAGE

                            SIGNATURE


          Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Orlando, Florida on September 13, 1995.


                                   ELXSI CORPORATION



                                   By:/s/ Alexander M. Milley
                                      -----------------------
                                        Alexander M. Milley
                                        Chairman, President and
                                        Chief Executive Officer
                                        (Principal Executive
                                         Officer)

PAGE

                           SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to Registration
Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature               Title                 Date



/s/ Alexander M. Milley  Chairman, President   September 13, 1995
-----------------------  and Chief Executive
Alexander M. Milley      Officer (Principal
                         Executive Officer)

/s/ Thomas R. Druggish   Vice President,       September 13, 1995
----------------------   Treasurer and
Thomas R. Druggish       Secretary
                         (Principal Financial
                         and Accounting
                         Officer)

/s/ Robert C. Shaw*      Director              September 13, 1995
----------------------
Robert C. Shaw



/s/ Farrokh K. Kavarana* Director              September 13, 1995
----------------------
Farrokh K. Kavarana



/s/ Kevin P. Lynch*      Director              September 13, 1995
----------------------
Kevin P. Lynch



/s/ John C. Savage*      Director              September 13, 1995
----------------------
John C. Savage



*By:/s/ Alexander M. Milley
    -----------------------
      Alexander M. Milley
      Attorney-in-Fact
PAGE

                             EXHIBIT INDEX

Exhibit No.                Description                    Page
-----------                -----------                    -----

(4)(a)*        Form of certificate of Common Stock,
               par value $.001 per share, of the
               Registrant . . . . . . . . . . . . .

(4)(b)         Registration Rights Agreement dated
               as of October 16, 1992 among the
               Selling Securityholders (other than
               CIEC), Cadmus Corporation and the
               Registrant.  (Incorporated herein
               by reference to Exhibit 4.6 of the
               Registrant's Current Report on Form
               8-K as filed November 13, 1992
               (File No. 0-11877)). . . . . . . .

(4)(c)         Amended and Restated Registration
               Rights Agreement dated as of
               January 23, 1990 among The Airlie
               Group, L.P., Milley & Company, CIEC
               and the Registrant.  (Incorporated
               herein by reference to Exhibit 4.7
               of the Registrant's Annual Report
               on Form 10-K for the fiscal year
               ended December 31, 1989 (File No.
               0-11877)). . . . . . . . . . . . .

(5)*           Opinion of Messrs. Dechert Price &
               Rhoads. . . . . . . . . . . . . .

(23)(a)+       The consent of Price Waterhouse
               LLP, independent accountants. . . .

(23)(b)*       The consent of Dechert Price &
               Rhoads is contained in their
               opinion filed as Exhibit (5) to
               this Registration Statement. . . .

(99)(a)*       Consolidated Financial Statements
               of the Registrant and its
               Subsidiaries required for its
               Annual Report on Form 10-K for the
               fiscal year ended December 31, 1992
               (as filed in the Registrant's Form
               10-K/A Amendment No. 1 thereto
               dated June 28, 1993).. . . . . . .

(99)(b)*       Consolidated Financial Statements
               of the Registrant and its
               Subsidiaries required for its
               Quarterly Report on Form 10-Q for
               the quarterly period year ended
               March 31, 1993 (as filed in the
               Registrant's Form 10-Q/A Amendment
               No. 1 thereto dated June 28,
               1993).. . . . . . . . . . . . . . .

(99)(c)*       Consolidated Financial Statements
               of Holdingcues, Inc. and Sub-
               sidiaries for the ten-month period
               from January 1, 1993 to October 30,
               1992 (as filed in the Registrant's
               Form 8-K/A Amendment No. 2 thereto
               dated July 2, 1993). . . . . . . .
___________________

* Previously filed
+ Filed herewith